UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 10, 2007

The Dayton Power and Light Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-2385	31-0258470
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1065 Woodman Drive, Dayton, Ohio	45432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2007, DPL Inc., on behalf of itself and its wholly-owned subsidiary, The Dayton Power and Light Company (the “Company”), issued a press release announcing that Mr. Gary Stephenson has been promoted to Senior Vice President, Power Production of the Company and The Dayton Power and Light Company (“DP&L”).  He will assume responsibilities for operation and management of the Company’s approximately 3,750 megawatts of electric generation in addition to maintaining responsibility for the Company’s Commercial Operations.   Mr. Stephenson replaces Ms. Pat Swanke, President, Power Production for both DPL Inc and the Company, who will be retiring on July 31, 2007.  The Company also announced the promotion of Ms. Teresa Marrinan, formerly Managing Director of Portfolio Management to Vice President of Commercial Operations for the Company and DP&L, assuming Mr. Stephenson’s former role.  Ms. Marrinan will be responsible for overall commodities management, including power, gas, coal, oil, and emission allowances.  The Company also announced other organizational changes including the following:  Mr. Dennis Lantzy will join the Company as Vice President, Power Production Engineering and Construction, and the promotion of Mr. Kevin Crawford, formerly Director of Power Production, to Vice President, Power Production.  Mr. Crawford will be responsible for the Company’s flue gas desulphurization construction projects.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release of DPL Inc., dated July 10, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2007	The Dayton Power and Light Company

/s/ Miggie E. Cramblit
	Name:	Miggie E. Cramblit
	Title:	Vice President, General Counsel and Corporate Secretary